EZCORP, Inc. Reschedules Its Third Quarter Fiscal 2016 Earnings Release

Austin, Texas, August 3, 2016 - EZCORP, Inc. (Nasdaq: EZPW) will reschedule the release of its third quarter 2016 results (period ending June 30, 2016) scheduled for August 3, 2016, as well as the related conference call scheduled for August 4, 2016.

The delay is the result of the longer-than-anticipated time to complete a reconciliation of the company’s balance sheet tax accounts. That process has identified a potential overstatement of the tax asset balance of up to $20 million, most of which the company believes relates to periods prior to fiscal 2013. The adjustment to correct the overstatement is not expected to have a material impact on the reported earnings for the current or any prior year.

Stuart Grimshaw, EZCORP’s Chief Executive Officer, said: "Pawn momentum remains strong and our forthcoming earnings release will show four consecutive quarters of improvement in same store PLO in the U.S. and eight consecutive quarters in Mexico through June 30, 2016. We continue to expect the sale of our Grupo Finmart business to be completed by September 30, 2016.”

EZCORP currently expects to release its third quarter results on or before August 9, 2016 and will advise details in due course.

About EZCORP
EZCORP is a leading provider of pawn loans in the U.S. and Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

Forward Looking Statements
This announcement contains certain forward-looking statements regarding adjustments to the company’s tax asset balance and expected release of third quarter earnings information. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors. For a discussion of factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545